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                                                                 EXHIBIT 21

               SUBSIDIARIES OF CATALYST INTERNATIONAL, INC.

Name: Catalyst WMS International, Limited
Jurisdiction of Incorporation: United Kingdom
Status: Active and in Good Standing

Name: Kearney Systems, Inc.
Jurisdiction of Incorporation: Delaware
Status: Active and in Good Standing

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